Exhibit 10.1

AMENDMENTS TO THE

REINSURANCE GROUP OF AMERICA, INCORPORATED

FLEXIBLE STOCK PLAN

Effective May 19, 2021

WHEREAS, Reinsurance Group of America, Incorporated (the “Company”) established the Reinsurance Group of America, Incorporated Flexible Stock Plan (the “Plan”) to enhance the ability of the Company to reward and provide stock based incentives to its employees, consultants, and independent contractors; and

WHEREAS, on March 31, 2021, the Compensation Committee of the Board of Directors of the Company approved amendments to the Plan, subject to shareholder approval, to increase the total number of shares authorized for issuance under the Plan by 1,500,000 for a total of 16,460,077 shares and extend the termination date of the Plan.

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1. Effective upon the date of approval of this amendment by the Company’s shareholders, Section 3.1 of the Plan is amended in its entirety to read as follows:

3.1 Number of Shares. The number of Shares which may be issued or sold or for which Options, SARs, Restricted Stock, RSUs, Performance Shares or other Stock Based Awards may be granted under the Plan shall be 16,460,077 Shares, determined as 1,500,000 Shares available on and after the Effective Date plus the 14,960,077 Shares that were available under the terms of the Plan prior to the Effective Date to the extent such Shares remain outstanding and available or become outstanding and available again hereunder. Such Shares may be authorized but unissued Shares (subject to payment of any required par value), Shares held in the treasury, or both.

2. Effective upon the date of approval of this amendment by the Company’s shareholders, Section 7.2 of the Plan is amended in its entirety to read as follows:

7.2 Termination. The Plan will terminate automatically on May 19, 2026. In addition, the Plan may be terminated at any time by the Board. The Plan will remain in effect with respect to outstanding Benefits until no Benefits remain outstanding.

3. Capitalized terms used herein shall have the same meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, Reinsurance Group of America, Incorporated hereby adopts the foregoing amendments this 19th day of May, 2021.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:	/s/ Anna Manning
Anna Manning, President and Chief Executive Officer

REINSURANCE GROUP OF AMERICA, INCORPORATED

FLEXIBLE STOCK PLAN

As Amended and Restated Effective May 23, 2017

REINSURANCE GROUP OF AMERICA, INCORPORATED

FLEXIBLE STOCK PLAN

ARTICLE I

NAME AND PURPOSE

1.1 Name. The name of this Plan is the “Reinsurance Group of America, Incorporated Flexible Stock Plan.”

1.2 Purpose. The Company has established this Plan to attract, retain, motivate and reward Employees and other individuals, to encourage ownership of the Company’s Common Stock by Employees and other individuals, and to promote and further the best interests of the Company by granting cash and other awards. The Plan is hereby amended and restated as provided herein.

ARTICLE II

DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

(a)

Affiliate. Any corporation that is a Subsidiary of the Company or a Subsidiary of a Parent and, for purposes other than the grant of ISOs, any limited liability company, partnership, corporation, joint venture, or any other entity in which the Company or any such Subsidiary owns an equity interest.

(b)

Agreement. A written contract entered into between the Company or an Affiliate and a Participant or, in the discretion of the Committee, a written certificate issued by the Company or an Affiliate to a Participant, in either case, containing or incorporating the terms and conditions of a Benefit in such form (not inconsistent with this Plan) as the Committee approves from time to time, together with all amendments thereof, which amendments may be made unilaterally by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and are not required as a matter of law, or such other relevant written contract entered into between the Company or an Affiliate and a Participant and approved by the Committee.

(c)	Benefit. Any benefit granted to a Participant under the Plan.

(d)	Board. The Board of Directors of the Company.

(e)	Cash Award. A Benefit payable in the form of cash.

(f)

Change of Control. The acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A “Related Entity” is the Parent, a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Parent, the Company or a Subsidiary.

(g)	Code. The Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Any reference to the Code includes the regulations promulgated pursuant to the Code.

(h)	Company. Reinsurance Group of America, Incorporated, a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

(i)	Committee. The Committee described in Section 5.1.

(j)

Common Stock. Any class of the Company’s common stock or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in Section 3.3 or ARTICLE IX hereof.

(k)	Effective Date. The date that the Plan, as amended and restated herein, is approved by the shareholders of the Company which must occur within one year before or after approval by the Board.

(l)	Employee. Any person employed as either a regular full-time employee or part-time employee by the Employer.

(m)	Employer. The Company and all Affiliates.

(n)	Exchange Act. The Securities Exchange Act of 1934, as amended.

(o)

Fair Market Value. The closing price of a Share on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date. If the Shares are not listed on the New York Stock Exchange, Fair Market Value shall be what the Committee determines in good faith to be 100% of the fair market value of a Share on that date. In the case of an ISO, if such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury, Fair Market Value shall be determined in accordance with said regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 3.3 and ARTICLE IX hereof.

(p)	Fiscal Year. The taxable year of the Company which is the calendar year.

(q)	ISO. An Incentive Stock Option as defined in Section 422 of the Code, or any successor to such section.

(r)	NQSO. A Non-Qualified Stock Option, which is an Option that does not qualify as an ISO.

(s)	Option. An option to purchase Shares granted under the Plan.

(t)	Parent. Any corporation that is a “parent corporation,” as that term is defined in Section 424(e) of the Code, or any successor provision.

(u)

Participant. An individual who is granted a Benefit under the Plan. Benefits may be granted to Employees, consultants and independent contractors of the Company or an Affiliate, in the sole discretion of the Committee.

(v)	Performance Share. A Share awarded to a Participant under ARTICLE XVI of the Plan.

(w)	Plan. The Reinsurance Group of America, Incorporated Flexible Stock Plan, as amended and restated herein, and all further amendments and supplements to it.

(x)	Restricted Stock. Shares issued under ARTICLE XV of the Plan.

(y)	RSU. A restricted stock unit, which represents the Participant’s right to receive one Share for each RSU held on the scheduled vesting date or other specified payment date.

(z)	Rule 16b-3. Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended, or any successor rule in effect from time to time.

(aa)	SEC. The Securities and Exchange Commission.

(bb)	Share. A share of Common Stock.

(cc)

SAR. A stock appreciation right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its payment.

(dd)	Stock Based Award. An award under ARTICLE XVIII that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

(ee)	Subsidiary. Any corporation that is a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.

2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.

2.3 Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically provides for such Benefit shall control those in a different ARTICLE.

ARTICLE III

COMMON STOCK

3.1 Number of Shares. The number of Shares which may be issued or sold or for which Options, SARs, Restricted Stock, RSUs, Performance Shares or other Stock Based Awards may be granted under the Plan shall be 14,960,077 Shares, determined as 1,600,000 Shares available on and after the Effective Date plus the 13,360,077 Shares that were available under the terms of the Plan prior to the Effective Date to the extent such Shares remain outstanding and available or become outstanding and available again hereunder. Such Shares may be authorized but unissued Shares (subject to payment of any required par value), Shares held in the treasury, or both.

3.2 Reusage. If an Option or SAR expires or is terminated, surrendered or cancelled without having been fully exercised, if Restricted Stock, RSUs or Performance Shares are forfeited, or if any other grant results in any Shares not being issued, the Shares covered by such Option or SAR, grant of Restricted Stock, RSUs, Performance Shares or other grant, as the case may be, shall again be available for use under the Plan. In addition, Shares tendered or withheld in payment of the exercise price for an Option or SAR or in satisfaction of withholding taxes for any Benefit shall be available again for use under the Plan.

3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Committee’s sole discretion, other similar or relevant event, then the number, kind and class of shares available for grants of Options, SARs, Restricted Stock, RSUs, Performance Shares and Other Stock Based Awards and the number, kind and class of shares subject to outstanding Options, SARs, grants of Restricted Stock, RSUs and Performance Shares which are not vested, and Other Stock Based Awards, and the price thereof, as applicable, shall be appropriately adjusted by the Committee. The adjustment provisions of this Section 3.3 shall apply to individual limitations under the Plan (e.g., limitations on the number of shares covered by any type of Benefit in any one year period).

3.4 Exclusions from Share Limitation. The following will not be applied to the Share limitations of Section 3.1 above: (a) dividends or dividend equivalents paid in cash in connection with outstanding Benefits, (b) Benefits which by their terms may be settled only in cash, (c) any Shares subject to a Benefit under the Plan which Benefit is forfeited, cancelled, terminated, expires or lapses for any reason, and (d) Shares and any Benefits that are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as the result of a merger, consolidation, or acquisition of the employing company with or by the Company.

ARTICLE IV

ELIGIBILITY

4.1 Determined By Committee. The Participants and the Benefits they receive under the Plan shall be determined solely by the Committee. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer, including, without limitation, the performance of, or the refraining from the performance of, services.

ARTICLE V

ADMINISTRATION

5.1 Committee. The Plan shall be administered by the Compensation Committee of the Board, its successor or such other committee as the Board may designate (the “Committee”). The members of the Committee shall be appointed by and shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of the Committee’s members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

5.2 Authority. Subject to the terms of the Plan, the Committee shall have discretionary authority to:

(a)	determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the time of all such grants;

(b)

determine the terms, conditions, provisions and restrictions that may apply to each Benefit granted, which determinations of the terms, conditions, provisions and restrictions need not be uniform among all Participants;

(c)	interpret and construe the Plan and all Agreements;

(d)	prescribe, amend and rescind rules and regulations relating to the Plan;

(e)	determine the content and form of all Agreements;

(f)	determine all questions relating to Benefits under the Plan;

(g)	make all determinations as to the right to Benefits under the Plan, including the authority to review and approve or deny Participant claims for benefits;

(h)	maintain accounts, records and ledgers relating to Benefits;

(i)	maintain records concerning its decisions and proceedings;

(j)	employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable;

(k)	take, at any time, any action permitted by Section 9.1 irrespective of whether any Change of Control has occurred or is imminent;

(l)	do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan; and

(m)	correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Benefit in the manner and to the extent it shall deem desirable.

All determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, including, without limitation, as to any adjustments pursuant to Section 3.3.

5.3 Delegation. Except as required by Rule 16b-3 with respect to grants of Options, SARs, Restricted Stock, RSUs, Performance Shares, other Stock Based Awards, or other Benefits to individuals who are subject to Section 16 of the Exchange Act or as otherwise required for compliance with Rule 16b-3, Code Section 162(m), or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee and may authorize further delegation by such committees to senior managers of the Company, in each case to the extent permitted by Missouri law; provided that, determinations regarding the timing, pricing, amount and terms of any Benefit to a “reporting person” for purposes of Section 16 of the Exchange Act shall be made only by the Committee; and provided further that, no such delegation may be made that would cause Benefits or other transactions under this Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause a Benefit intended to qualify for favorable treatment under Section 162(m) of the Code not to qualify for, or to cease to qualify for, the favorable treatment under Section 162(m) of the Code. Any such delegation may be revoked by the Committee at any time.

5.4 Board Authority. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board, except to the extent that the grant or exercise of such authority would cause any Benefit intended to qualify for favorable treatment under Section 162(m) of the Code to cease to qualify for the favorable treatment under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.

ARTICLE VI

AMENDMENT

6.1 Power of Board. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time. Except as provided in this ARTICLE VI, the Committee may at any time alter or amend any or all Agreements under this Plan to the extent permitted by law and subject to the requirements of Section 2.1(b), in which event, as provided in Section 2.1(b), the term “Agreement” shall mean the Agreement as so amended. No termination, suspension or modification of this Plan may materially and adversely affect any right acquired by any Participant (or a Participant’s legal representative) or any successor or permitted transferee under a Benefit granted before the date of termination, suspension or modification, unless otherwise provided in an Agreement or otherwise or required as a matter of law. It is conclusively presumed that any adjustment for changes in capitalization in accordance with Section 3.3 or Appendix A hereof does not adversely affect any right of a Participant or other person under a Benefit.

6.2 Limitation. The Board may not amend the Plan, without approval of the shareholders of the Company:

(a)	in a manner which would cause Options which are intended to qualify as ISOs to fail to qualify;

(b)	in a manner which would cause the Plan to fail to meet the requirements of Rule 16b-3 or Code Section 162(m); or

(c)	in a manner which would violate applicable law, regulation or stock exchange requirement.

ARTICLE VII

TERM AND TERMINATION

7.1 Term. The original effective date of the Plan was January 1, 1997 and the Plan as Amended and Restated herein shall commence as of the Effective Date and, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company and those limiting the period over which ISOs or any other Benefits may be granted, shall continue in full force and effect until terminated.

7.2 Termination. The Plan will terminate automatically on May 23, 2022. In addition, the Plan may be terminated at any time by the Board. The Plan will remain in effect with respect to outstanding Benefits until no Benefits remain outstanding.

ARTICLE VIII

MODIFICATION OR TERMINATION OF BENEFITS

8.1 General. Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not adversely affect a Participant’s right to any Benefit granted prior to such amendment or termination.

8.2 Committee’s Right. Any Benefit granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Benefit was granted. The Committee may, for such consideration (if any) as it may deem adequate and with the prior consent of the Participant, modify the terms of an outstanding Option or SAR; provided, however, that except to the extent permitted by Section 8.3, no Option or SAR may be repriced, replaced or regranted through cancellation, or by lowering the exercise price of such Benefit, and no such Benefit with an exercise price that exceeds Fair Market Value of a share of Common Stock shall be canceled, purchased or exchanged for a cash payment, without shareholder approval.

8.3 Special Modification in the Event of a Corporate Transaction. In the event of a corporate transaction (within the meaning of Treas. Reg. § 1.424-1(a)(3)), the Committee may provide for the assumption or substitution of outstanding Options or SARs, provided that the requirements of Treas. Reg. § 1.424- 1(a) are satisfied with respect to ISOs, and the requirements of Treas. Reg. § 1.409A- 1(b)(v)(D) are satisfied with respect to all other Options.

8.4 No Discounted Options or SARs; No Repricing. Options and SARs may not be granted with an exercise price lower than the Fair Market Value of the underlying Shares on the grant date (except to the extent awards are assumed or substituted in connection with a corporate transaction as described in Section 8.3). The exercise price of an Option or SAR shall not be reduced after grant, including by reason of cancellation, cash buyout or exchange of an underwater Option or SAR, without shareholder approval.

ARTICLE IX

CHANGE OF CONTROL

9.1 Right of Committee. In order to maintain a Participant’s rights in the event of a Change in Control, the Committee, in its sole discretion, may, in any Agreement evidencing a Benefit, or at any time prior to, or simultaneously with or after a Change in Control, provide such protection as it may deem necessary. Without, in any way, limiting the generality of the foregoing provisions or requiring any specific protection, the Committee may:

(a)

provide for the acceleration of any time periods relating to the exercise or realization of such Benefit so that such Benefit may be exercised or realized in full on or before a date fixed by the Committee;

(b)

provide for the purchase of such Benefit, upon the Participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Benefit had such Benefit been currently exercisable or payable;

(c)	make such adjustment to the Benefits then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

(d)	cause the Benefits then outstanding to be assumed, or new Benefits substituted therefor, by the surviving corporation in such change.

ARTICLE X

AGREEMENTS AND CERTAIN BENEFITS

10.1 Grant Evidenced by Agreement. The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit may be subject to, and conditioned upon, the recipient’s execution of any Agreement to the extent required by the Committee. All capitalized terms used in an Agreement shall have the same meaning as in the Plan, except as otherwise provided in the Agreement. An Agreement shall be subject to all of the terms of the Plan.

10.2 Provisions of Agreement. Each Agreement shall contain such provisions that the Committee shall determine to be necessary, desirable and appropriate for the Benefit granted which may include, but not be limited to, the following with respect to any Benefit: description of the type of Benefit; the Benefit’s duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant’s death or termination of employment; the Benefit’s conditions; when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

10.3 Certain Benefits. Except as otherwise expressly provided in an Agreement, any Benefit granted to an individual who is subject to Section 16 of the Exchange Act shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him, his guardian or his legal representative.

10.4 Minimum Vesting. Notwithstanding anything herein to the contrary, except with respect to an aggregate of up to 5% of the Shares available pursuant to Article III of the Plan for Benefits granted on or following May 23, 2017, no Benefit will become exercisable or otherwise nonforfeitable unless such Benefit has been outstanding for a minimum period of one year from its date of grant; provided, that all awards of Restricted Stock or Shares shall become nonforfeitable after a minimum period of one year from their dates of grant. Notwithstanding the foregoing, the vesting of a Benefit may be accelerated in the Committee’s sole discretion in the case of the Participant’s death, disability or retirement or upon a Change of Control.

ARTICLE XI

TANDEM AWARDS

11.1 Tandem Awards. Awards may be granted by the Committee in tandem. However, no Benefit may be granted in tandem with an ISO except SARs.

ARTICLE XII

PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING

12.1 Payment. Upon the exercise of an Option or in the case of any other Benefit that requires a payment to the Company, the amount due the Company is to be paid:

(a)	in cash;

(b)	by the tender to the Company of Shares owned by the Participant and registered in his name having a Fair Market Value equal to the amount due to the Company;

(c)	in other property, rights and credits, including the Participant’s promissory note if permitted under applicable law;

(d)	by net exercise; or

(e)	by any combination of the payment methods specified in (a), (b), (c) and (d) above.

Notwithstanding the foregoing, any method of payment other than cash may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

12.2 Dividend Equivalents. Grants of Benefits in Shares or Share equivalents may include dividend equivalent payments or dividend credit rights. The payment of dividend equivalents or dividend credits attributable to an unvested Benefit is not permitted during the period in which the Benefit is unvested. Dividend equivalents and dividend credits may be accumulated during the vesting period of the underlying Benefit and paid out only to the extent the Benefit has vested. Additionally, Participants holding Options or SARs shall not be granted dividend equivalents or dividend credits for any period prior to the exercise of such Option or SAR. While RSUs or other Benefits may be granted with dividend equivalent rights, any dividend equivalents with respect to RSUs or other Benefits that are earned based on the achievement of performance goals will be accumulated until the underlying stock units are earned, and such dividend equivalents will not be paid if the performance goals are not satisfied.

12.3 Deferral. The right to receive any Benefit under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares.

12.4 Withholding. The Company, at the time any distribution is made under the Plan, whether in cash or in Shares, may withhold from such distribution any amount necessary to satisfy federal, state and local income tax withholding requirements with respect to such distribution. Such withholding may be in cash or in Shares.

ARTICLE XIII

OPTIONS

13.1 Types of Options. It is intended that both ISOs and NQSOs may be granted by the Committee under the Plan, with terms not in excess of ten years. In no event may Options known as “reload options” or other automatic grants to Participants be granted under the Plan.

13.2 Shares for ISOs. The number of Shares for which ISOs may be granted on or after the Effective Date shall not exceed 150,000 Shares.

13.3 Grant of ISOs and Option Price. Each ISO must be granted to an Employee and granted within ten years from the Effective Date. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares at the time the Option is granted.

13.4 Other Requirements for ISOs. The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code.

13.5 NQSOs. The terms of each NQSO shall provide that such Option will not be treated as an ISO. The purchase price for Shares under any NQSO shall be equal to or greater than the Fair Market Value of the Shares at the time the Option is granted.

13.6 Determination by Committee. Except as otherwise provided in Section 13.2 through Section 13.5, the terms of all Options shall be determined by the Committee.

13.7 Limitation on Shares Covered by Options. The maximum number of Shares with respect to which Options may be granted to any Participant in any one year period shall not exceed 200,000 shares. For purposes of the preceding sentence, the Shares covered by an Option that is cancelled shall count against the maximum number of Shares.

ARTICLE XIV

SARS

14.1 Grant and Payment. The Committee may grant SARs. Upon electing to receive payment of a SAR, a Participant shall receive payment in cash, in Common Stock or in any combination of cash and Common Stock, as the Committee shall determine.

14.2 Grant of Tandem Award. The Committee may grant SARs in tandem with an Option, in which case: the exercise of the Option shall cause a correlative reduction in SARs standing to a Participant’s credit which were granted in tandem with the Option; and the payment of SARs shall cause a correlative reduction of the Shares under such Option.

14.3 ISO Tandem Award. When SARs are granted in tandem with an ISO, the SARs shall have such terms and conditions as shall be required for the ISO to qualify as an ISO.

14.4 Payment of Award. SARs shall be paid, to the extent payment is elected by the Participant (and is otherwise due and payable), as soon as practicable after the date on which such election is made.

14.5 Limitation on SARs. The maximum number of SARs which may be granted to any Participant in any one year period shall not exceed 200,000 SARs. For purposes of the preceding sentence, any SARs that are cancelled shall count against the maximum number of SARs.

ARTICLE XV

RESTRICTED STOCK

15.1 Description. The Committee may grant Benefits in Shares available under ARTICLE III of the Plan as Restricted Stock. Shares of Restricted Stock shall be issued and delivered at the time of the grant but shall be subject to forfeiture until provided otherwise in the applicable Agreement or the Plan. Each certificate representing Shares of Restricted Stock shall bear a legend referring to the Plan and the risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied and the legend has been removed. The recipient shall be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant; provided, however, that dividend payment amounts may be accumulated during the vesting period and paid out only to the extent the Restricted Stock has vested.

15.2 Non-Transferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend with respect to such Shares.

15.3 Limitation on Restricted Stock. The maximum number of Shares with respect to which Restricted Stock may be granted to any Participant in any one year period shall not exceed 200,000 Shares.

ARTICLE XVI

RSUs

16.1 Description. An RSU represents the right to receive one Share of Common Stock on the scheduled vesting date or other specified payment date as provided for in the applicable award Agreement. A Participant receiving RSUs will have no rights of a shareholder as to such RSU until such time as Shares are issued to the Participant.

16.2 Grant. The Committee may grant an award of RSUs. The maximum number of Shares with respect to which RSUs may be granted to any Participant in any one year period shall not exceed 200,000 Shares.

ARTICLE XVII

PERFORMANCE SHARES

17.1 Description. Performance Shares are the right of an individual to whom a grant of such Shares is made to receive Shares or cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms of such grant. Generally, such right shall be based upon the attainment of targeted profit and/or performance objectives.

17.2 Grant. The Committee may grant an award of Performance Shares. The number of Performance Shares and the terms and conditions of the grant shall be set forth in the applicable Agreement. The maximum number of Shares with respect to which Performance Shares may be granted to any Participant in any one year period shall not exceed 200,000 Shares.

ARTICLE XVIII

CASH AWARDS

18.1 Grant. The Committee may grant Cash Awards at such times and (subject to Section 18.2) in such amounts as it deems appropriate.

18.2 Limitation on Amount. The maximum amount of all Cash Awards that may be granted to any Participant in any one year period shall not exceed $2,000,000.

18.3 Restrictions. Cash Awards may be subject or not subject to conditions (such as an investment requirement), restricted or nonrestricted, vested or subject to forfeiture and may be payable currently or in the future or both.

ARTICLE XIX

STOCK BASED AWARDS AND OTHER BENEFITS

19.1 Stock Based Awards. The Committee shall have the right to grant other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.

19.2 Limitation on Other Stock Based Awards. The maximum number of Shares with respect to which any Other Stock Based Award may be granted to any Participant in any one year period is 200,000 Shares in the aggregate.

19.3 Other Benefits. The Committee shall have the right to provide types of Benefits under the Plan in addition to those specifically listed, if the Committee believes that such Benefits would further the purposes for which the Plan was established.

ARTICLE XX

MISCELLANEOUS PROVISIONS

20.1 Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

20.2 Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

20.3 Governing Law/Venue. This Plan shall be construed and administered in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof. Any legal action against the Plan, the Company, an Affiliate, the Board, or the Committee may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.

20.4 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

20.5 No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

20.6 No Effect on Other Benefits. Payments and other benefits received by a Participant under a Benefit shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement or the Committee determines that a Benefit or portion of a Benefit should be included to reflect competitive compensation practices or to recognize that a Benefit has been made in lieu of a portion of competitive cash compensation. The receipt by a Participant of one type of grant shall not entitle the Participant to receipt of any other type of grant.

20.7 Performance Benefits. The Committee, in its discretion, may condition any of the Benefits upon achievement of one or more performance goals, as further described in Appendix A hereto.

20.8 Clawback. If a Participant is or subsequently becomes subject to the Company’s Executive Incentive Recoupment Policy, or a similar clawback policy that may be adopted in the future including, without limitation, any changes required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Policy”), all or a portion of each Benefit granted to such Participant will be subject to potential recoupment upon the occurrence of certain recoupment events and the Committee shall have discretion regarding application of the Policy to Benefits granted under this Plan.

20.9 Rights as Shareholders. A Participant shall have no right as a shareholder with respect to any Shares covered by a Benefit until the date the Participant becomes the holder of record of such Shares.

20.10 Date of Grant. The date and time of approval by the Committee of the granting of a Benefit shall be considered the date and time at which such Benefit is made or granted, or such later effective date as determined by the Committee, notwithstanding the date of any Agreement with respect to such Benefit; provided, however, that the Committee may grant Benefits other than ISOs to Employees or to persons who are about to become Employees, to be effective and deemed to be granted on the occurrence of certain specified contingencies, provided that if the Benefit is granted to a non-Employee who is about to become an Employee, such specified contingencies shall include, without limitation, that such person becomes an Employee.

20.11 Beneficiary Upon Participant’s Death. To the extent that the transfer of a Participant’s Benefit at death is permitted by this Plan or under an Agreement, (a) a Participant’s Benefit shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (b) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, the Participant’s legal representative shall succeed to the Benefits, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by this Plan or under an Agreement.

20.12 Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Benefits under this Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates and a Participant or successor. To the extent any person acquires a right to receive a Benefit under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

20.13 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.14 Deferrals and Settlements. The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Benefits in cash under such rules and procedures as it may establish under this Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.

20.15 Limits of Liability. Under the Plan: (a) any liability of the Company to any Participant with respect to a Benefit shall be based solely upon contractual obligations created by this Plan and the Agreement; (b) except as may be required by law, neither the Company nor any member or former member of the Board or the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 5.3 hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, in good faith under this Plan; and (c) to the full extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

20.16 Employees Employed in Foreign Jurisdictions; Sub-Plans. In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive Benefits under the Plan, the Committee may adopt such amendments, administrative policies, sub-plans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan and achieve favorable tax treatment or facilitate compliance under the laws of the applicable foreign jurisdiction without otherwise violating the terms of the Plan. Therefore, to the extent the Committee determines that the restrictions imposed by this Plan preclude the achievement of material purposes of the Benefits in jurisdictions outside of the United States, the Committee has the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

Appendix A

All Performance Shares granted pursuant to Article XVI of this Plan, and any other compensation granted pursuant to this Plan that is intended to constitute performance based compensation within the meaning of Section 162(m)(4)(C) of the Code, shall be subject to attainment of one or more of the performance objectives as described in this Appendix A. This Appendix A sets forth all applicable performance objectives upon which a grant of Performance Shares under Sections 16.1 and 16.2 of the Plan or any other Benefit may be conditioned.

The performance objectives for a particular Benefit shall be established in writing in the applicable Agreement. The performance objectives may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The performance objectives may be stated in terms of absolute levels or relative to another company or companies or to an index or indices or industry benchmarks, or relative to levels attained in prior years.

The performance objectives shall be based upon any one or more of the performance criteria set forth below and shall not be based on any other formal or informal performance criteria:

•

operating earnings or income; operating earnings or income per share; net income; total or net revenues; operating revenue, gross or net premiums; shareholder return and/or value; retained earnings; book value or book value per share; gross or net margin; profit returns and margins; operating or net cash flow; financial return ratios; return on equity or operating return on equity; return on average adjusted equity; relative return on equity; cumulative operating revenue growth rate; return on assets; return on invested capital; earnings per share growth; change in embedded value; embedded value of new business;

•

budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a subsidiary or subsidiaries; dividends; ratings; business trends; economic value added; and

•	product development; client development; leadership; project progress; project completion; quality; customer satisfaction; diversity and corporate governance.

Any Benefits that the Committee determines, in its sole discretion, to grant subject to performance objectives under this Appendix A shall be granted in accordance with the following procedures: No later than the 90th day of each performance year, the Committee will establish an objective performance goal for that performance year and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed. The Committee must certify the attainment of the applicable performance goal, to the extent achieved, before an award is made. The Committee may decrease the actual award amount paid to a Participant for any performance year based on such secondary goals and considerations as may be determined by the Committee in its sole discretion. The Committee will not change the material terms of the performance goals or the maximum amount payable with respect to any award to an individual covered by Section 162(m) of the Code, without first obtaining shareholder approval.

The Committee may determine, prior to the date the performance criteria are established in writing, to provide for adjustment of the performance criteria to the extent permitted under Code Section 162(m), to account for the effects of: (i) acquisitions; divestitures; extraordinary dividends; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock; (ii) a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off, split-off or other distribution of stock or property by the Company); any reorganization of the Company (whether or not such reorganization comes within the definition of such term in

Code Section 368); (iii) any partial or complete liquidation by the Company; sale of all or substantially all of the assets of the Company; (iv) the impact of changes in tax rates or currency fluctuations; unusual or non-recurring accounting impacts or changes in accounting standards or treatment; (v) expenditures outside of annual business plans; events such as sales or closing of facilities or operations; business restructurings; and (vi) unusual or extraordinary items. The performance criteria may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from participant to participant.